IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ORACLE PARTNERS, L.P., a Delaware limited partnership,

Plaintiff, v.

BIOLASE, INC., a Delaware corporation,

Defendant.

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STATUS QUO ORDER

WHEREAS, the Court having considered Plaintiff’s Motion for a Temporary Restraining Order and Defendant’s Cross-Motion for Entry of its Form of Status Quo Order, and for good cause having been shown;

IT IS ORDERED, this 20th day of March, 2014, that:

1. The Board of Directors of BIOLASE, Inc. (“BIOLASE” or the “Company”) shall not take any action unless it is approved by at least three of the four directors of BIOLASE whose directorships are not disputed: i.e., Frederic H. Moll, Norman J. Nemoy, Federico Pignatelli, and James R. Talevich.

2. Pending the further decision by the Court in this action, the Company shall not, except on ten day’s advance written notice to Plaintiff, take any actions that are outside of its routine day•to•day operations, including without limitation:

a. Taking any action that could result in any changes to the members or size of the Board;

b. Amending, modifying or repealing any of the provisions of the Company’s Fifth Amended Restate Bylaws or Restated Certificate of Incorporation, as amended through the date hereof;

c. Authorizing, issuing, redeeming, selling, repurchasing or changing the terms of any securities of the Company (including without limitation, any common stock, preferred stock, options, warrants or purchase rights), or purchasing any securities of the Company;

d. Entering into or agreeing to any transaction, the consummation of which would require the approval of or a vote by the Company’s stockholders;

e. Entering into any new agreement or modifying any existing agreement that purports to bind the Company, except for any routine agreements (which shall include agreements related to servicing existing clients and attracting new clients required in the ordinary course of business operations which do not effect a significant or material change in the Company, any of its businesses, or any of its operations);

f. Committing the Company to incur any indebtedness or otherwise become liable to any party for any reason other than indebtedness or liability incurred in the ordinary course of business of the Company;

g. Engaging in, agreeing or committing to engage in, or agreeing to or assisting any third party in seeking written consents or proxies to engage in, any transaction, including any transaction involving an actual or potential change of control of the Company;

h. Engaging in, agreeing or committing to engage in any transaction involving the acquisition, transfer, encumbrance, pledge, loan, discount/compromise (by settlement, factoring or otherwise) or other disposition, directly or indirectly, of any assets of the Company or any interest in the Company with a value in excess of $100,000 (or series of related transactions that, in the aggregate, have a value in excess of $100,000);

i. Instituting, withdrawing from, dismissing or settling any legal proceeding on behalf of the Company;

j. Taking any other action not in the ordinary course of business (including, without limitation, the filing of a bankruptcy petition or the acquisition of any business or operation by the Company whether by merger, purchase of assets or equity interest or otherwise); and

k. Entering into any legally binding commitment with respect to, or agreeing to do, any of the foregoing;

3. The restrictions imposed by this Order may be waived on a case•by•case basis by written agreement of all parties to this action. The parties shall notify the Court of any modifications of the terms of this Order by providing the Court with the written modification of the restriction(s). The Court may modify the restrictions of this Order at the request of any party.

4. This Order shall become effective immediately upon its execution.

/s/ John W. Noble
Vice Chancellor